Exhibit 10.1.15

EQUITY CONTRIBUTION AGREEMENT

with respect to

OPAL GEO LLC

by and among

Ormat Nevada Inc.,

ORLEAF LLC

and

JPM CAPITAL CORPORATION

EXHIBITS

Exhibit A	Company LLC Agreement
Exhibit B	OTEC Guaranty
Exhibit C	ONI Guaranty

SCHEDULES

Schedule 1	Project Companies and Projects
Schedule 2.5(l)	Reports
Schedule 2.5(t)	Post-Closing Consents of JPM
Schedule 2.5(v)	Title and Survey Requirements
Schedule 3.2	Organizational Documents
Schedule 3.4	Ormat Governmental Consents and Approvals
Schedule 3.5	Absence of Litigation
Schedule 3.6	Organizational Matters
Schedule 3.7	Sufficiency of Assets
Schedule 3.9(c)	Rights to Acquire Ownership
Schedule 3.9(f)	PTC Start and Placed in Service Dates
Schedule 3.9(m)	Grant Applicants
Schedule 3.9(q)	Powers of Attorney
Schedule 3.9(v)	Tax Conventions
Schedule 3.11	Absence of Material Change
Schedule 3.12	Compliance with Applicable Law
Schedule 3.13	Environmental Matters
Schedule 3.14	Licenses and Permits
Schedule 3.15	Insurance
Schedule 3.16	Real Property
Schedule 3.17	Personal Property
Schedule 3.18	Liens
Schedule 3.19	Material Contracts
Schedule 3.22	Affiliate Transactions
Schedule 4.3	JPM Governmental Consents and Approvals

EQUITY CONTRIBUTION AGREEMENT

This Equity Contribution Agreement (this “Agreement”) is made and entered into as of December 16, 2016 (the “Effective Date”) by and between JPM Capital Corporation, a Delaware corporation (“JPM”), Ormat Nevada Inc., a Delaware corporation (“ONI”), and OrLeaf LLC, a Delaware limited liability company (“OrLeaf”, and together with ONI, the “Sellers”). ONI, OrLeaf, and JPM each a “Party,” and collectively, the “Parties.”

RECITALS

WHEREAS, Opal Geo LLC, a Delaware limited liability company (the “Company”), was formed by the filing of its Certificate of Formation with the Secretary of State of the State of Delaware on November 17, 2016;

WHEREAS, OrLeaf currently owns all of the membership interests in the Company;

WHEREAS, under the terms of OrLeaf's limited liability company agreement, ONI is the managing member of OrLeaf;

WHEREAS, the Company owns one hundred percent (100%) of the limited liability interests in OFC 2 LLC, a Delaware limited liability company (“OFC 2”) and ORNI 37 LLC, a Delaware limited liability company;

WHEREAS, pursuant to the terms and provisions of this Agreement, JPM will make an initial capital contribution to the Company in the amount set forth herein and OrLeaf will cause the Company to issue membership interests in the Company to JPM which interests, upon execution of the Company LLC Agreement, shall be designated as Class B Membership Interests having the rights and preferences set forth in the Company LLC Agreement;

WHEREAS, upon the execution of the Company LLC Agreement the Class B Membership Interests issued to JPM will constitute one hundred percent (100%) of all of the outstanding Class B Membership Interests in the Company;

WHEREAS, OrLeaf will retain one hundred percent (100%) of all of the outstanding Class A Membership Interests in the Company.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.1     Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given as follows:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For purpose of this definition and this Agreement, (a) the term “control” (and correlative terms) means (1) the ownership of fifty percent (50%) or more of the equity interest in a Person, or (2) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person, and (b) the Company shall be deemed to be an Affiliate of OrLeaf and ONI prior to the Closing (for purposes of representations and warranties), but shall not be deemed to be an Affiliate of OrLeaf, ONI or JPM from and after the Closing.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Anti-Corruption Laws” has the meaning set forth in Section 3.12(b)(ii).

“Applicable Law” means any applicable constitution, statute, law, rule, regulation, ordinance, judgment, order, decree or approval of any Governmental Authority, or any published directive or requirement of any Governmental Authority, or other governmental restriction which has the force of law, or any determination by or judgment of any judicial authority applicable to and binding on ONI, OrLeaf, the Company, any Subject Company, or JPM, as the context may require, in effect as of the Closing Date and in each case as amended, modified and/or supplemented, to the extent that any of the foregoing has the force of law.

“Background Materials” means, collectively, all factual information and representations set forth herein or in any Schedule attached hereto with respect to the Projects, including all written materials to which JPM and its advisors and consultants were given electronic access in the Dataroom, and any and all additional written materials provided to JPM and its advisors and consultants in response to diligence inquiries made in connection with the transactions contemplated hereby.

“Base Case Model” has the meaning set forth in the Company LLC Agreement.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Class A Membership Interests” has the meaning set forth in the Company LLC Agreement.

“Class B Member Indemnified Costs” has the meaning set forth in the Company LLC Agreement.

“Class B Member Indemnified Parties” has the meaning set forth in the Company LLC Agreement.

“Class B Membership Interests” has the meaning set forth in the Company LLC Agreement.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Closing Date, attached hereto as Exhibit A.

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Consultants” means the third party consultants identified in Schedule 2.5(l).

“Current Balance Sheet” has the meaning set forth in Section 3.10(a).

“DAC 2 Balance Sheet” has the meaning set forth in Section 3.10(b).

“DAC 2 Project” means the approximately 19.4 MW geothermal power project owned by the DAC 2 Project Company as described in Schedule 1.

“DAC 2 Project Company” means the Project Company that owns the DAC 2 Project.

“Dataroom” means the virtual dataroom to which the Sellers have given JPM and its advisors and consultants electronic access in connection with the transactions contemplated by this Agreement.

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“Effective Time” has the meaning set forth in Section 2.4.

“Environmental Law” means any and all Applicable Laws issued or promulgated by any Governmental Authority, and any permits required thereunder, relating to the protection or preservation of the environment, including the preservation or reclamation of natural resources, human health and safety in respect of exposure to Hazardous Substances, or the management, release or threatened release of Hazardous Substances.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Exhibits” means the Exhibits attached to this Agreement.

“Existing Indebtedness” means the aggregate existing indebtedness outstanding under the Senior Notes.

“Existing Indebtedness Security Documents” means the OFC 2 Indenture and each of the related security documents governing the Existing Indebtedness.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Statements” has the meaning set forth in Section 3.10(c).

“Flow of Funds Memorandum” means the flow of funds memorandum dated as of the Closing Date, setting forth the amounts to be contributed to the Company pursuant to Section 2.2, which memorandum shall be reasonably satisfactory to JPM and the Sellers and shall include the exact amounts to be contributed on or prior to the Closing Date, and the Persons (and the account information related thereto) to whom such amounts are to be contributed.

“FPA” means the Federal Power Act, as amended.

“GAAP” means United States generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person’s prior financial practice.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof.

“Hazardous Substances” means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any friable asbestos or friable asbestos-containing material; (C) polychlorinated biphenyls (“PCBs”), or PCB-containing materials or fluids; (D) radon; (E) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; and (F) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, or contaminant that, whether by its nature or its use, is subject to regulation or may give rise to liability under any Environmental Laws.

“Initial Class B Capital Contribution” has the meaning set forth in Section 2.2.

“Insurance Consultant” means Moore & McNeil, or such other consultant agreed by the Parties.

“Interconnection Agreements” means those documents identified as “Interconnection Agreements” in Schedule 3.19.

“Interim Financials” has the meaning set forth in Section 3.10(c).

“Intermediate Company” means OFC 2.

“IRS” means the Internal Revenue Service of the United States of America.

“Knowledge” means the actual knowledge, after due inquiry, of the Persons listed below with respect to the subject matter(s) set forth below and the knowledge each such Person would have as a result of reasonable inquiries of employees of ONI with supervisory or managerial responsibilities related to such matters.

Name	Sections	Subject Matter
Ohad Zimron, Vice President Operations	Sections 3.1 – 3.31	Representations and Warranties

Barbara Allen, Vice President, Finance & Corporate Services	Sections 3.9, 3.10(a) – (c) (with respect to balance sheets and Financial Statements only)	Tax matters, balance sheets, and Financial Statements

Nir Yahav, Senior Director, Plant Operations Finance	Section 3.10(d)	Operating Statements

Kyle Snyder, Business Development Manager	Section 3.13	Environmental Matters

Ofer Hayat, Risk Manager	Section 3.15	Insurance

Lynn Alster, Vice President and Legal Advisor	Section 3.5	Absence of Litigation

“Leases” means those documents identified as “Real Property Documents” in Schedule 3.19.

“Licenses and Permits” means licenses, permits, certificates, approvals, grants, easements, exemptions, variances and authorizations from, any Governmental Authority.

“Liens” means any liens, pledges, claims, security interests, encumbrances, easements, rights-of-way, mortgages, deeds of trust, covenants, restrictions, rights of first refusal or defects in title.

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition or results of operations of any of (i) the DAC 2 Project Company, (ii) the McGinness Hills 2 Project Company, or (iii) the Company and the Subject Companies, taken as a whole, in each case excluding any effect resulting from (a) any change in political, social, economic, industry, market or financial conditions (including changes in the electric generating, transmission or distribution industry, the wholesale or retail markets for electrical power, the general state of the energy industry, including natural gas and natural gas liquid prices, the transmission system, interest rates, consumer confidence, outbreak of hostilities, terrorist activities or war), whether general or regional in nature or limited to any area in which the Projects are located or any of the Subject Companies operate, (b) any change in Applicable Law or regulatory policy, (c) effects of weather or meteorological events, or (d) the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the announcement thereof, other than such changes or events that affect the Company and the Subject Companies materially disproportionally.

“Material Contract” means, (1) a contract for the sale of electric energy or transmission services of a Project; (2) a contract, lease, indenture or security under which the Company or any Subject Company (a) has created, incurred, assumed or guaranteed any indebtedness for borrowed money or obligations under any lease that, in accordance with GAAP, should be capitalized, (b) has created a mortgage, security interest or other consensual encumbrance on any property with a fair market value in excess of five million dollars ($5,000,000), or (c) has a reimbursement obligation in respect of any letter of credit, guaranty, bond, or other credit or collateral support arrangement required to be maintained by any Subject Company under the terms of any contract referred to in clause (1) above; (3) a contract for management, operation or maintenance of a Project; (4) a product warranty or repair contract by or with a manufacturer or vendor of equipment owned or leased by any Subject Company with a fair market value in excess of five million dollars ($5,000,000); (5) the OFC 2 Loan Documents; (6) Real Property Documents; and (7) any other contract that could require payments of more than five million dollars ($5,000,000), in the aggregate for any Subject Company during any fiscal year.

“McGinness Hills 2 Project” means the approximately 37.5 MW geothermal power project owned by the McGinness Hills 2 Project Company as described in Schedule 1.

“McGinness Hills 2 Project Company” means the Project Company that owns the McGinness Hills 2 Project.

“Membership Interest” has the meaning set forth in the Company LLC Agreement.

“Nonrecourse Liability” has the meaning given to such term in Treasury Regulation Section 1.704-2(b)(3).

“OFC 2” has the meaning set forth in the Recitals.

“OFC 2 Indenture” means that certain Indenture of Trust and Security Agreement, dated as of September 23, 2011, by and among OFC 2 LLC, ORNI 15 LLC, ORNI 39 LLC, ORNI 42 LLC and HSS II, LLC, as Issuers, and Wilmington Trust Company, as Trustee and as Depository.

“OFC 2 Loan Documents” means those documents identified as “OFC 2 Loan Documents” in Schedule 3.19.

“ONI Guaranty” means the Guaranty Agreement made by ONI for the benefit of JPM, attached hereto as Exhibit C, dated the Closing Date.

“Operating Reports” has the meaning set forth in Section 3.10(d).

“Operation and Maintenance Agreements” means those documents identified as “O&M Agreements” in Schedule 3.19.

“Ordinary Course of Business” means the ordinary conduct of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means articles of incorporation, certificate of incorporation, charter, bylaws, articles of organization, formation or association, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Ormat Guarantor” means Ormat Technologies, Inc., a Delaware corporation.

“ORNI 37 PPA” means the document identified as the “ORNI 37 PPA” on Schedule 3.19.

“ORNI 47” means ORNI 47 LLC, a Delaware limited liability company.

“OTEC Guaranty” means the Guaranty Agreement made by the Ormat Guarantor for the benefit of JPM, attached hereto as Exhibit B, dated the Closing Date.

“Party” and “Parties” has the meaning set forth in the introductory paragraph hereof.

“Permitted Liens” means (a) liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges securing the payment of expenses not yet due and payable that were incurred in the Ordinary Course of Business of the applicable Project Company, (c) Liens created under the terms of trade or supply contracts incurred in the Ordinary Course of Business of the applicable Project Company that do not have a Material Adverse Effect on either the use of any assets or properties of the applicable Project Company as currently used or the value of such assets or properties, (d) obligations or duties to any Governmental Authority that constitute Liens, arising in the Ordinary Course of Business of the applicable Project Company, under Licenses and Permits and under zoning, building, land use, mineral and resource extraction laws and Environmental Laws applicable to a Project Company or its assets and properties, that do not have a Material Adverse Effect on either the use of any assets or properties of the applicable Project Company as currently used or the value of such assets or properties, (e) obligations or duties constituting Liens under easements, leases or other property rights of record, so long as such obligations or duties do not have a Material Adverse Effect on either the use of any assets or properties of the applicable Project Company as currently used or the value of such assets or properties, (f) Liens created under the Existing Indebtedness Security Documents in relation to the Existing Indebtedness and (g) other encumbrances and exceptions that are incurred in the Ordinary Course of Business of the applicable Project Company, are not incurred for borrowed money and do not have a Material Adverse Effect on either the use of any assets or properties of the applicable Project Company as currently used or the value of such assets or properties or other liens otherwise addressed in clause (b) of this definition listed in the Title Policy for each Project.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“Placed in Service” means, with respect to each Project, that (a) the Project has obtained the necessary permits and licenses for operation; (b) critical preoperational testing has been completed for the generation of electric energy for sale to customers; (c) the respective Project Company has custody and control of the Project; (d) the Project is synchronized into a transmission power grid; and (e) the Project routinely supplies power to the transmission power grid for sale to customers.

“PPAs” means those documents identified as “Power Purchase Agreements” in Schedule 3.19.

“Pre-Closing Tax Period” has the meaning set forth in Section 5.2.

“Project Companies” means, each of the limited liability companies listed on Schedule 1.

“Projects” means the geothermal power projects described on Schedule 1.

“Property Tax” means any tax resulting from and relating to the assessment of real or personal property by a Governmental Authority.

“PTCs” means the tax credits pursuant to Section 45 of the Code (or any successor to such section of the Code) for the sale of electricity produced from certain renewable resources.

“PTC Eligible Projects” means the equipment necessary for electricity generation from geothermal resources with respect to the portions of the McGinness Hills 2 Project and the DAC 2 Project that are projected in the Base Case Model to produce PTCs. For the avoidance of doubt, this definition does not include the geothermal reservoir, monitoring equipment, or transmission equipment.

“PUHCA” has the meaning set forth in Section 3.25.

“PURPA” has the meaning set forth in Section 3.23.

“QF” has the meaning set forth in Section 3.23.

“Real Property Documents” means the material deeds, leases, easements, licenses, special use permits, setback waiver agreements or other material contracts to which any Subject Company (or any of its Affiliates) is a party or by which it or its assets are bound and that grant, convey, assign or otherwise affect real property interests relating to the Projects or the business or assets of such Subject Company in any material respect.

“Release” or “Released” means any release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, or dispersion of Hazardous Substances into, under, above, onto or from air (including ambient, workplace or indoor air), soil, sediments, land surface (whether above or below water), subsurface strata, or water (including, without limitation, territorial, coastal and inland surface waters, groundwater and streams).

“Reports” means the reports prepared by the Consultants and identified in Schedule 2.5(l).

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” has the meaning set forth in Section 3.12(b)(iii).

“Schedules” means the Schedules attached to this Agreement.

“SCPPA” means Southern California Public Power Authority.

“Senior Notes” has the meaning set forth in the Company LLC Agreement.

“Steam Resource” has the meaning set forth in Section 3.9(g).

“Straddle Period” means any taxable period that includes, but does not end on, the Effective Date.

“Subject Companies” means, collectively, the Project Companies and the Intermediate Company (and each Project Company and the Intermediate Company, individually, a “Subject Company”).

“Surveyor” has the meaning set forth in Section 2.5(x).

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Title Company” means any of Chicago Title Insurance Company, Fidelity National Title Insurance Company, or First American Title Insurance Company.

“Title Policy” means an owner’s policy of title insurance meeting the requirements of Schedule 2.5(v) to be dated as of the Closing Date.

“Transaction Documents” means this Agreement, the Company LLC Agreement, the Operation and Maintenance Agreements, the OTEC Guaranty, the ONI Guaranty, and each of the other documents required to be delivered under this Agreement on the Closing Date.

“Transaction Expenses” has the meaning set forth in Section 8.6.

“Transfer Taxes” has the meaning set forth in Section 5.1.

“Treasury Regulations” means the regulations promulgated under the Code, by the Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.

“Unrelated Person” means a Person that is not “related”, within the meaning of Section 45(e)(4) of Code, to any Person to whom any of the Project Companies sells electricity during the period the Company is entitled to PTCs on such electricity.

“Year End Financials” has the meaning set forth in Section 3.10(c).

Section 1.2     Other Definitional Provisions.

(a)     All terms in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)     As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(c)     The words “hereof,” “herein,” “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified. The term “including” shall mean “including without limitation.”

(d)     The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(e)     Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(f)     Any references to a Person are also to its successors and permitted assigns.

(g)     All Article and Section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed a part of this Agreement or affect the meaning or interpretation of this Agreement. Unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement, as applicable, and all references herein to Schedules or Exhibits are to Schedules and Exhibits to this Agreement.

(h)     Unless otherwise specified, all references contained in this Agreement, in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States dollars.

(i)     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Article II
CAPITAL CONTRIBUTIONS; MEMBERSHIP INTERESTS

Section 2.1     Issuance of Class B Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, JPM shall make a capital contribution to the Company and OrLeaf will cause the Company to issue to JPM the Class B Membership Interests in the Company in accordance with the terms of the Company LLC Agreement.

Section 2.2     Use of Proceeds. The aggregate capital contribution by JPM in exchange for the Class B Membership Interests will be a payment to the Company on the Closing Date of sixty-two million one hundred forty-nine thousand dollars ($62,149,000) (the “Initial Class B Capital Contribution”), made by wire transfer of immediately available United States dollars to such account or accounts of the Company as OrLeaf may designate in a written notice given to JPM not later than two Business Days before the Closing Date, which shall be applied by the Company on the Closing Date as follows:

(a)     First, to immediately pay all Transaction Expenses payable in accordance with Section 8.6 and owed as of the Closing Date;

(b)     Second, the funds remaining after payment of all amounts described in clause (a) above, shall be distributed by the Company to OrLeaf and deposited into an account specified by OrLeaf.

Section 2.3     Tax Treatment. For federal income tax purposes, each of the Parties intends the transactions contemplated in Section 2.1 to be treated as follows (it being understood that no representation or warranty is being made by any Party with respect to such treatment hereunder):

(a)     Prior to Closing, the Company is treated as an entity disregarded as separate from OrLeaf (for federal income tax purposes);

(b)     On the Closing Date, the Company will be converted into a partnership for federal income tax purposes with JPM and OrLeaf as partners.  OrLeaf will be treated as contributing all of the assets of the Company to the newly formed partnership in exchange for the Class A Membership Interests, and JPM will be treated as contributing the Initial Class B Capital Contribution in exchange for the Class B Membership Interests.  The Parties agree to report the Company’s distribution of cash to OrLeaf described in Section 2.3 as a reimbursement of preformation expenditures within the meaning of Treasury Regulations section 1.707-4(d), and not as a sale of the assets; and

(c)     The Existing Indebtedness will be treated as Nonrecourse Liabilities of the Company. To the extent the Existing Indebtedness constitutes “excess Nonrecourse Liabilities” described in Treasury Regulation Section 1.752-3(a)(3), such excess Nonrecourse Liabilities will be allocated to JPM and OrLeaf in the same ratio in which they share excess Nonrecourse Liabilities under Section 5.4(b) of the Company LLC Agreement. Accordingly, the Parties agree to treat the starting tax basis for tax reporting purposes of the Class B Membership Interests as the Initial Class B Capital Contribution plus five percent (5%) of the Existing Indebtedness that represents excess Nonrecourse Liabilities and of the Class A Membership Interests as the carryover basis in the assets that Newco was deemed to contribute to the Company on the Closing Date plus ninety-five percent (95%) of the Existing Indebtedness that represents excess Nonrecourse Liabilities plus one hundred percent (100%) of the amount, if any, of Code Section 704(c) “minimum gain” Nonrecourse Liabilities.

Section 2.4     Closing. The consummation of the transactions contemplated in Section 2.1 (the “Closing”) will take place (i) at the offices of Chadbourne & Parke LLP in New York, New York at 10:00 a.m. (Eastern time) (the “Effective Time”) on the date (the “Closing Date”) upon which all of the conditions in Section 2.5 and Section 2.6 have either been satisfied or, in the case of conditions not satisfied, waived in writing by the Party entitled to the benefit of such conditions or (ii) at such other place and time as JPM and the Sellers may agree in writing. The rights and obligations of the Parties hereunder and under the documents delivered pursuant to Section 2.5 and Section 2.6 shall not take effect until the Effective Time and such documents shall be of no force and effect until the Closing is consummated.

Section 2.5     Conditions Precedent to the Obligations of JPM in Connection with the Closing. The obligations of JPM to consummate the Closing will be subject to the satisfaction or waiver by JPM of each of the conditions set forth below; provided, however, that such consummation of the Closing by JPM shall not act as a waiver of, or otherwise affect any rights and remedies arising from, the representations and warranties set forth herein and in any certificates delivered or to be delivered pursuant to this Agreement:

(a)     Each of the representations and warranties by or on behalf of the Sellers in Article III of this Agreement, of the Ormat Guarantor in the OTEC Guaranty, and of ONI in the ONI Guaranty shall be true and correct in all material respects as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects, or those that relate to an earlier date, which shall be true and correct in all material respects as of such earlier date).

(b)     OrLeaf shall have delivered or cause to be delivered to JPM true, correct and complete copies of each of the Licenses and Permits set forth on Schedule 3.14.

(c)     There shall not be any injunction, judgment, order, decree or ruling in effect or pending that would prevent or inhibit consummation of the transactions contemplated by the Transaction Documents that are being executed at Closing, and no action, complaint, investigation, suit or other proceeding shall be threatened in writing or instituted by any private party or Governmental Authority, and remain pending on the Closing Date, which (i) restrains or prohibits or otherwise challenges the performance of the obligations of the Parties, or (ii) seeks material damages or penalties in relation to such obligations.

(d)     JPM shall have received true, correct and complete, fully executed copies of all Material Contracts, each in form and substance reasonably satisfactory to JPM and each of which shall be in full force and effect and no event shall have occurred and be continuing that either (i) constitutes a default thereunder by Ormat Guarantor, ONI, OrLeaf, the Company or any Subject Company or any other party thereto or (ii) with notice or lapse of time, or both, could reasonably be expected to result in a default thereunder.

(e)     JPM shall have received fully executed counterparts of this Agreement (including the Schedules and Exhibits hereto), the Company LLC Agreement, the OTEC Guaranty and the ONI Guaranty, in each case in form and substance reasonably satisfactory to JPM.

(f)     OrLeaf shall have delivered or cause to be delivered to JPM an officer’s certificate of an authorized officer of each of ONI and OrLeaf (i) certifying that each of the conditions set forth in Section 2.6 have been fulfilled to the satisfaction of each of ONI and OrLeaf or have been waived by each of ONI and OrLeaf; (ii) certifying that each of the representations and warranties set forth in Article III are true and correct in all material respects as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects, or those that relate to an earlier date, which shall be true and correct in all material respects as of such earlier date); (iii) attaching true, accurate and complete copies of the Organizational Documents of each of ONI, OrLeaf, the Company and the Subject Companies and resolutions of each of ONI, OrLeaf, and the Company authorizing the execution of the Transaction Documents that are being executed in connection with the Closing and to which it is a party.

(g)     JPM shall have received written confirmations issued by a Governmental Authority of each Subject Company’s federal tax identification number (or similar documentation reasonably acceptable to JPM).

(h)     Each of ONI and OrLeaf shall have delivered to JPM a certificate of incumbency from the secretary or assistant secretary of each of ONI and OrLeaf as to the officers of ONI and OrLeaf who sign the Transaction Documents that are being executed in connection with the Closing on behalf of ONI and OrLeaf, respectively.

(i)     OrLeaf shall have delivered to JPM an affidavit of non-foreign status that complies with Section 1445 of the Code, duly executed by OrLeaf.

(j)     OrLeaf shall have delivered or cause to be delivered to JPM good standing certificates and certificates of good standing as to foreign corporations/limited liability companies for each of Ormat Guarantor, ONI, OrLeaf, the Company and the Subject Companies.

(k)     OrLeaf shall have (i) caused the Company to issue the Class B Membership Interests to JPM and the Class A Membership Interests to OrLeaf in accordance with the terms of the Company LLC Agreement, and (ii) delivered to JPM the certificate of Class B Membership Interests.

(l)     JPM shall have received copies of each Report, each in form and substance reasonably satisfactory to JPM and either (i) addressed to JPM or (ii) accompanied by a letter executed by the applicable Consultant permitting JPM to rely on such Report, in form and substance reasonably satisfactory to JPM.

(m)     JPM shall have received (i)  a legal opinion of Chadbourne and Parke LLP, counsel to the Ormat Guarantor, ONI, OrLeaf, the Company and each Subject Company, (ii) a legal opinion of Morris James LLP, Delaware counsel, as to the enforceability of the Company LLC Agreement against each of the Members (as defined in the Company LLC Agreement) thereto, and (iii) a tax opinion of Hunton & Williams LLP, in each case in form and substance reasonably satisfactory to JPM.

(n)     JPM shall have received a written notice of the Closing not less than two (2) Business Days prior to the Closing Date.

(o)     JPM shall have received the Base Case Model, reasonably satisfactory in form and substance to JPM.

(p)     OrLeaf shall have delivered or cause to be delivered to JPM the Operating Reports.

(q)     No condemnation is pending or threatened in writing, that is material to the ownership or operation of the Projects.

(r)     No unrepaired casualty exists with respect to any Project or any portion thereof, in each case that is material to the ownership or operation of the Project.

(s)     Except as listed on Schedule 3.18, all assets owned by the Company and by each of the Subject Companies are free and clear of all Liens, other than Permitted Liens.

(t)     JPM shall have received all consents, approvals and filings required to be obtained or made by JPM to execute, deliver and perform the Transaction Documents to which JPM is a party (including the approval of JPM’s investment committee and Board of Directors) that are required to be executed and delivered on the Closing Date (but excluding any consents, approvals, and filings to be obtained or made after the Closing Date as set forth on Schedule 2.5(t)) and such consents, approvals and filings shall be in full force and effect as of the Effective Time.

(u)     JPM shall have received true, correct and complete copies of insurance certificates from insurance brokers or carriers or other evidence reasonably satisfactory to JPM, in consultation with the Insurance Consultant, evidencing that the insurance policies and coverage described in Schedule 3.15 are in place and in full force and effect as of the Effective Time and include the terms and conditions set forth in Schedule 3.15.

(v)     JPM shall have received copies of a Title Policy for each Project issued by the Title Company, in each case conforming to the requirements set forth in Schedule 2.5(v).

(w)     An updated ALTA/ACSM land title survey for each Project depicting the real property and its boundaries, prepared by a professional land surveyor (“Surveyor”), in each case conforming to the requirements set forth in Schedule 2.5(v) and otherwise subject to the reasonable satisfaction of the Title Company so as to enable the issuance of the Title Policy for each Project.

(x)     No material adverse change in law or Tax law affecting any Project has occurred that would have a material adverse impact on the PTCs expected to be available to JPM as set forth in the Base Case Model.

(y)     No material adverse change in the financial condition or ability of the Ormat Guarantor, ONI, OrLeaf, the Company or any Subject Company to perform their respective obligations under the Material Contracts has occurred.

(z)     JPM has received documentation reasonably satisfactory to it that supports the fact that each PTC Eligible Project, or portion thereof, was Placed in Service on the date set forth on Schedule 3.9(f).

(aa)     JPM shall have received the Flow of Funds Memorandum in form and substance reasonably satisfactory to it.

(bb)     The 60 day notice period under Section 12.5 of the ORNI 37 PPA shall have expired or SCPPA shall have waived such notice requirement in a manner reasonably acceptable in form and substance to JPM (such acceptance not to be unreasonably withheld, delayed, or conditioned).

(cc)     JPM shall have received evidence reasonably satisfactory to it that all third party consents and approvals required under the OFC 2 Loan Documents have been obtained.

Section 2.6     Conditions Precedent to the Obligations of the Sellers in Connection with the Closing. The obligations of the Sellers to consummate the Closing will be subject to the satisfaction or waiver by the Sellers of each of the conditions set forth below; provided, however, that such consummation of the Closing by the Sellers shall not act as a waiver of, or otherwise affect any rights and remedies arising from, the representations and warranties set forth herein and in any certificates delivered or to be delivered pursuant to this Agreement:

(a)     Each of the representations and warranties of JPM in Article IV of this Agreement shall be true and correct in all material respects as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects, or those that relate to an earlier date, which shall be true and correct in all material respects as of such earlier date).

(b)     JPM shall have made the Initial Class B Capital Contribution in the manner set forth in Section 2.2.

(c)     JPM shall have delivered to the Sellers (i) an officer’s certificate of an authorized officer of JPM certifying that each of the representations and warranties set forth in Article IV are true and correct in all material respects as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects, or those that relate to an earlier date, which shall be true and correct in all material respects as of such earlier date) and (ii) a certificate regarding corporate matters from an authorized officer of JPM, in JPM’s customary form.

(d)     JPM shall have delivered to the Sellers certificates of incumbency from the secretary or assistant secretary of JPM as to the officers of JPM who sign the Transaction Documents that are being executed in connection with the Closing on behalf of JPM.

(e)     The Company LLC Agreement shall have been duly executed by JPM and delivered to OrLeaf.

(f)     JPM shall have delivered to the Sellers a good standing certificate.

Article III
REPRESENTATIONS AND WARRANTIES OF the Sellers

Each of ONI and OrLeaf hereby represents and warrants to JPM as to ONI, OrLeaf, the Company, and the Subject Companies, on and as of the Closing Date, as follows:

Section 3.1     Organization, Good Standing, Etc. of ONI and OrLeaf.

(a)     ONI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. ONI has the corporate power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof. ONI is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the absence of qualification could not reasonably be expected to have a Material Adverse Effect.

(b)     OrLeaf is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. OrLeaf has the requisite power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof. OrLeaf is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the absence of qualification could not reasonably be expected to have a Material Adverse Effect.

Section 3.2     Organization, Good Standing, Etc. of the Company and Subject Companies. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of the Subject Companies is a limited liability company or partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, as more specifically described on Schedule 1. Each of the Company and the Subject Companies has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and the Subject Companies is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Each of the Organizational Documents described on Schedule 3.2 has not been further amended and is currently in full force and effect.

Section 3.3     Authority. Each of ONI, OrLeaf, the Company, and the Subject Companies has the necessary power and authority to enter into the Transaction Documents that are being executed in connection with the Closing and to which it is party, to perform its obligations thereunder and to consummate the transactions contemplated therein. All corporate or limited liability company actions or proceedings to be taken by or on the part of ONI, OrLeaf, the Company, and the Subject Companies to authorize and permit the due execution and valid delivery by ONI, OrLeaf, the Company, and the Subject Companies of the Transaction Documents that are being executed in connection with the Closing and to which it is a party and required to be duly executed and validly delivered by it pursuant thereto, the performance by ONI, OrLeaf, the Company, and the Subject Companies of its obligations thereunder, and the consummation by ONI, OrLeaf, the Company, and the Subject Companies of the transactions contemplated therein, have been duly and properly taken. The Transaction Documents have been duly executed and delivered by ONI, OrLeaf, the Company, and the Subject Companies, as applicable, and constitute the legal, valid, and binding obligation of ONI, OrLeaf, the Company, and the Subject Companies, as applicable, enforceable in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.4     No Conflicts. The execution and delivery of the Transaction Documents that are being executed in connection with the Closing and to which each of ONI, OrLeaf, the Company or any Subject Company is a party and the performance by each of ONI, OrLeaf, the Company and any Subject Company of its respective obligations under such Transaction Documents will not, (i) violate any Applicable Law to which ONI, OrLeaf, the Company or any of the Subject Companies or any of their respective properties are subject, (ii) conflict with or cause a breach of any provision in the Organizational Documents of ONI, OrLeaf, the Company or any Subject Company, (iii) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, license, instrument, decree, judgment or other arrangement to which ONI, OrLeaf, the Company or any Subject Company is a party or under which any of them is bound or to which any of their assets are subject (or result in the imposition of a Lien upon any such assets), except (in the case of this clause (iii) only) for any that would not reasonably be expected to have a Material Adverse Effect or (iv) except as otherwise described in Schedule 3.4, require any notice to, filing with, or authorization, consent or approval of, any Governmental Authority, other than any such filing, authorization, consent or approval that is ministerial in nature and can be reasonably expected to be made and obtained in due course on commercially reasonable terms and conditions when needed.

Section 3.5     Absence of Litigation. Except as set forth on Schedule 3.5, no action, suit, claim, demand, investigation or other proceeding is pending against any of ONI, OrLeaf, the Company or any Subject Company and, to the Knowledge of the Sellers, none of ONI, OrLeaf, the Company or any Subject Company is threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator, other than any such instance with respect to ONI that would not reasonably be expected to have a Material Adverse Effect.

Section 3.6     Ownership.

(a)     Immediately prior to the Closing, OrLeaf owns of record and beneficially 100% of the Membership Interests, subject to no Liens. The Company owns of record and beneficially 100% of the membership interests in the Intermediate Company and 100% of the membership interests in the DAC 2 Project Company, subject to no Liens other than Permitted Liens of the type described in clauses (d) and (f) of the definition thereof. The Intermediate Company holds 100% of the membership interests in each of the Project Companies (other than the DAC 2 Project Company) subject to no Liens other than Permitted Liens of the type described in clauses (d) and (f) of the definition thereof.

(b)     Other than as set forth on Schedule 3.6, OrLeaf has no, and has never had any, subsidiaries. Other than as set forth on Schedule 3.6, the Company has no, and has never had any, subsidiaries. Other than as set forth on Schedule 3.6, the Intermediate Company has no, and has never had any, subsidiaries. Each of the Project Companies has no, and has never had any, subsidiaries.

(c)     There are no outstanding options, warrants, calls, puts, rights of first refusal, convertible securities or other contracts of any nature (i) obligating OrLeaf to issue, deliver or sell membership interests, or other securities in the Company, except as provided herein, (ii) obligating the Company to issue, deliver or sell membership interests, or other securities in the Intermediate Company, or (iii) obligating the Intermediate Company to issue, deliver or sell membership interests, or other securities in any of the Project Companies. None of the Subject Companies has engaged in any business other than the ownership, development, construction, financing or operation of the respective Projects.

Section 3.7     Sufficiency of Assets. Except as set forth on Schedule 3.7, as of Closing, the assets of the Company, whether real, personal, tangible or intangible and whether leased, owned or licensed, comprising the Projects constitute all of the assets required for or used in the operation of the Projects as presently operated or proposed to be operated and no other assets are required or necessary in the operation of the Projects in the Ordinary Course of Business; provided, however, that nothing contained herein shall constitute any representation or warranty regarding the sufficiency or adequacy of the geothermal resources available to the Projects.

Section 3.8     Valid Interests. The Class B Membership Interests will constitute valid membership interests in the Company, and are being issued free and clear of any Liens except for obligations that will apply to JPM upon its admission as a member of the Company under the Company LLC Agreement.

Section 3.9     Tax Matters.

(a)     Each Project is located in its entirety in the United States.

(b)     No portion of any PTC Eligible Project (i) consists of property, materials or parts used by any person other than the relevant Project Company, excluding property, materials or parts comprising a portion of the DAC 2 Project that are used by both the DAC 2 Project Company and ORNI 47 as set forth in the applicable Material Contracts, and (ii) was used by the relevant Project Company prior to the applicable Placed in Service date for such PTC Eligible Project as set forth on Schedule 3.9(f) other than in connection with the construction, start-up, testing and commissioning of such PTC Eligible Project.

(c)     No person has an ownership interest, or a right to acquire an ownership interest, in the Project Companies or the Projects, other than as set forth on Schedules 3.6 and 3.9(c).

(d)     No PTC Eligible Project has received or benefited from, for purposes of Section 45(b)(3) of the Code, (i) any grant provided by the United States, any state or any political subdivision of a state for use in connection with the PTC Eligible Project, (ii) any issue of state or local government obligations used to provide financing for the PTC Eligible Project the interest on which is exempt from federal income tax under Section 103 of the Code, (iii) any subsidized energy financing provided (directly or indirectly) under a federal, state, or local program provided in connection with the PTC Eligible Project or (iv) any other credit allowable with respect to any property that is part of the PTC Eligible Project.

(e)     OrLeaf is an Unrelated Person.

(f)     Each PTC Eligible Project was Placed in Service on the date set forth on Schedule 3.9(f) with respect to such PTC Eligible Project and first claimed PTCs on such date. The Company or applicable Subject Company has treated such date as the date the PTC Eligible Project was Placed in Service and has not received any notification from the IRS to the contrary.

(g)     Each PTC Eligible Project has, at all times following the date set forth on Schedule 3.9(f) with respect to such PTC Eligible Project, been (i) located in its entirety in the United States, (ii) continuously generating electricity from a geothermal reservoir consisting of natural heat which is stored in rocks or in an aqueous liquid or vapor (whether or not under pressure) (other than for maintenance and curtailment events) (such reservoirs for all Projects, collectively, the “Steam Resource”) and (iii) making all sales of generated electricity to an Unrelated Person.

(h)     OrLeaf is a “United States person” not subject to withholding under Section 1445 of the Code.

(i)     No action has been taken that would cause any of the assets of the Company or any Subject Company to constitute “tax–exempt” use property within the meaning of Section 168(h) of the Code. No tangible property of any Subject Company is imported property of the kind described under Section 168(g)(6) of the Code.

(j)     On the date set forth on Schedule 3.9(f) with respect to each PTC Eligible Project, as applicable, the value of equipment used prior to being included in the PTC Eligible Project did not exceed twenty percent (20%) of the sum of (A) the value of such used equipment and (B) the cost of new equipment Placed in Service on the relevant date listed on Schedule 3.9(f). From the date set forth on Schedule 3.9(f) with respect to each PTC Eligible Project, as applicable, until the Effective Time, the cost of capital improvements to the PTC Eligible Project did not exceed four times the value of the equipment that was part of the PTC Eligible Project on the relevant date set forth on Schedule 3.9(f).

(k)     Neither the Sellers nor any Subject Company has received any notification from the IRS that the PTCs are not available or may not be available for any PTC Eligible Project.

(l)     No private letter ruling has been requested from the IRS in connection with the transactions contemplated under the Transaction Documents that are being executed at Closing.

(m)     Except as set forth on Schedule 3.9(m), none of ONI, OrLeaf, the Company or any Subject Company has applied for a grant with respect to the Projects from the U.S. Treasury Department under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009. No investment tax credit pursuant to Section 48 of the Code has been claimed with respect to the PTC Eligible Projects or any portion thereof.

(n)     Neither the Company nor any Subject Company has elected to be characterized as an association taxed as a corporation for United States federal income tax purposes. Neither the Company nor any Subject Company has (i) except for returns required to be filed by entities subject to tax as partnerships for federal income tax purposes, filed any federal income Tax Returns or (ii) taken any action (or failed to take any action) that would cause (A) the Company to be treated as an entity other than a partnership for federal income tax purposes or (B) any Subject Company to be treated for federal income tax purposes other than as a partnership or “disregarded entity” for federal income tax purposes.

(o)     Each Subject Company has respectively treated the Existing Indebtedness as debt for United States federal income tax purposes and shall not have taken an inconsistent position in any filing with the IRS.

(p)     (i) Each of the Company and each Subject Company has timely filed, or has caused to be filed on its behalf, all federal Tax Returns and all other material Tax Returns required to be filed (after giving effect to any extensions that have been requested by, and granted to such party by the applicable Governmental Authority) and has paid, or has caused to be paid or withheld on its behalf, all Taxes shown as due on such returns, (ii) to the Sellers' Knowledge, all such Tax Returns are complete and accurate in all material respects, and (iii) each of the Company and each Subject Company has complied with all Applicable Laws relating to the payment, collection, or withholding of any Tax and the reporting and remittance thereof to the applicable Governmental Authorities in all material respects; provided, however, other than as expressly stated in Sections 3.9(a)–(m), (o), (r)–(v), no representation is being made about the income tax characteristics of the Projects (including the depreciation or depletion allowances for the Projects and whether the output therefrom qualifies for PTCs).

(q)     There are no claims pending for any additional Tax assessed by any Governmental Authority against the Company or the Subject Companies and no deficiency for any Taxes of the Company or any Subject Company has been assessed and remains outstanding nor, to the Knowledge of OrLeaf, are threatened or proposed. There are no Tax Returns filed by or with respect to the Company or any Subject Company that are currently being audited by any Governmental Authority or have been so audited, nor, to the Knowledge of the Sellers, are any audits, claims, assessments, levies, administrative proceedings, or lawsuits pending or threatened (formally or informally, orally or in writing) against the Company or any Subject Company or as to the respective assets of the Company or any such Subject Company to which the Company or any such Subject Company could be made subject. Neither the Company nor any Subject Company has waived any statute of limitations or agreed to any extension of time with respect to (i) the filing of any Tax Return or (ii) any Tax assessment or deficiency, in each case, which has not been resolved. There are no proceedings now pending or to the Knowledge of the Sellers threatened against the Company or any Subject Company with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax. No claim has been made or threatened by a Governmental Authority in a jurisdiction where the Company or any Subject Company does not file Tax Returns that the Company or any Subject Company is subject to taxation by that jurisdiction. Other than as set forth on Schedule 3.9(q), no power of attorney currently in force has been granted by ONI, OrLeaf, the Company or any Subject Company with respect to the Taxes of the Company or any Subject Company. Neither the Sellers, with respect to the Company or any Subject Company, or the Company or any Subject Company has received any material written ruling of a taxing authority relating to Taxes. Neither the Company nor any Subject Company has (i) entered into any material agreement as to the indemnification for, contribution to or payment of Taxes of any other Person or (ii) liability for Taxes of any Person as a transferee or successor, by contract or otherwise, other than customary tax indemnity provisions in any Transaction Document or Material Contract and other than any agreement entered into in the ordinary course of business. State and local (including property) Taxes are accurately reflected in the Base Case Model, subject to any change in assessment or change in law after the Effective Date.

(r)     All electricity generated by any PTC Eligible Project that is capable of being sold is being sold to an Unrelated Person and no more of such electricity than is necessary is being used to satisfy the load requirements of any Project.

(s)     The Sellers (as applicable) or the applicable Subject Company, as the case may be, has been claiming cost recovery deductions in accordance with Section 611 of the Code and the applicable Treasury Regulations for depletion of the Steam Resource since the respective Seller or the applicable Subject Company, as the case may be, acquired an economic interest in such Steam Resource.

(t)     Neither the Sellers nor any Subject Company has received any notification from the IRS that cost recovery deductions pursuant to Section 611 of the Code for depletion of the Steam Resource are not available or may not be available.

(u)     No portion of the tax basis of any assets owned by the Company or any Subject Company is attributable to intangible drilling and development costs capitalized pursuant to Section 59(e) of the Code.

(v)     Schedule 3.9(v) sets forth the tax basis, asset cost segregation and depreciation conventions, methods and periods reported on the federal tax returns filed by the taxpayer treated as the owner of each Subject Company’s assets, prior to the Closing Date, as well as a good faith current estimate of the DAC 2 Project tax basis step-up resulting from the acquisition by Northleaf Geothermal LLC of 36.75% of the DAC 2 Project prior to its contribution to the Company, for which no assurance can be given that the estimate will not change.

Section 3.10     Balance Sheets, Financial Statements and Operating Reports. OrLeaf has previously delivered or cause to be delivered to JPM true, correct and complete copies of:

(a)     the most recently available unaudited, consolidated balance sheet of the Intermediate Company which includes each Project Company (other than the DAC 2 Project Company) (the “Current Balance Sheet”). The Current Balance Sheet presents fairly in all material respects the financial conditions and results of operations of the Company and the Subject Companies (other than the DAC 2 Project Company) for the periods presented in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(b)     the most recently available unaudited balance sheet and statements of income, changes in members' equity, and cash flow of the DAC 2 Project Company (the “DAC 2 Balance Sheet”). The DAC 2 Balance Sheet presents fairly in all material respects the financial conditions and results of operations of the DAC 2 Project Company for the periods presented in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)     (i) the consolidated audited financial statements of the Intermediate Company which includes each Project Company (other than the DAC 2 Project Company) for the year ended December 31, 2013, December 31, 2014 and December 31, 2015 (the “Year End Financials”), and (ii) the consolidated unaudited financial statements of the Intermediate Company which includes each Project Company (other than the DAC 2 Project Company) as of September 30, 2016 (the “Interim Financials” and together with the Year End Financials, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial conditions and results of operations of the Intermediate Company and each Subject Company for the periods presented in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(d)     (i) operating reports for each Project covering the years ended December 31, 2011, December 31, 2012, December 31, 2013, December 31, 2014 and December 31, 2015, to the extent applicable, and (ii) operating reports and budgets for each Project as of June 30, 2016 (the reports in clauses (i) and (ii) collectively the “Operating Reports”), in each case in form and substance satisfactory to JPM.

Section 3.11     Absence of Material Change. Except as set forth on Schedule 3.11, since the date of the Interim Financials, no Subject Company has incurred any liabilities that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.11, since the date of the Interim Financials, the Subject Companies and the Projects (i) have been managed and operated in the Ordinary Course of Business, (ii) have not suffered any damage, destruction or loss in excess of one million dollars ($1,000,000) to any of the Subject Companies or Projects whether or not covered by insurance, (iii) have not made any material changes in accounting systems, policies, principles or practices, or (iv) have not waived, released or cancelled any material claims against any third parties or debts owing to it.

Section 3.12     Compliance with Applicable Law.

(a)     Except as set forth on Schedule 3.12 and other than (i) Environmental Laws (which are addressed in Section 3.13) and (ii) Taxes (which are addressed in Section 3.9), the Company and the Subject Companies are in compliance with Applicable Law in all material respects, and neither the Company nor any of the Subject Companies has received written notice from a Governmental Authority of an actual or potential violation of any Applicable Law.

(b)     Without limiting the generality of the foregoing Section 3.12(a):

(i)     none of ONI, OrLeaf, the Company or any Subject Company, nor any of their respective officers, directors, employees or agents, has (A) violated any provision of any applicable anti-bribery or anti-corruption law including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (B) directly or indirectly offered, paid, promised to pay, or authorized the offer, payment or promise of any advantage, financial or otherwise, or thing of value to any representative or agent of a Governmental Authority while knowing or having reason to know that all or a portion of such advantage or thing of value would be offered, given, or promised to such representative or agent of a Governmental Authority for the purposes of (I)(a) influencing any act or decision of any such representative or agent of a Governmental Authority in his or her official capacity or (b) rewarding the improper performance by any Person of its business or official activities; or (II) assisting any member of the Company or any Subject Company in obtaining or retaining business or a business advantage for any member of the Company or any Subject Company;

(ii)     the operations of the Company and each Subject Company have been conducted at all times in compliance with applicable laws relating to financial record keeping and reporting, currency transfer and money laundering, including, as applicable, the US PATRIOT Act of 2001 and all “know your customer” rules and other applicable regulations (collectively with the laws described in clause (A) of Section 3.12(b)(i), “Anti-Corruption Laws”);

(iii)     the Company and each Subject Company have complied with all U.S. and applicable international economic and trade sanctions and embargoes, including any sanctions or regulations administered and enforced by the U.S. Department of State, the U.S. Department of the Treasury (including the Office of Foreign Assets Control) and any executive orders, rules and regulations relating thereto, collectively, “Sanctions”). Neither the Company nor any Subject Company has engaged in any dealings or transaction with any Person that is on the Office of Foreign Assets Control’s Specially Designated Nations and Blocked Persons List or on any other list of blocked persons maintained by the Office of Foreign Assets Control;

(iv)     the Ormat Guarantor has implemented and maintains in effect policies and procedures designed to ensure compliance by ONI, OrLeaf, the Company and each Subject Company, and their respective directors, officers, employees and agents, with Anti-Corruption Laws and applicable Sanctions;

(v)     none of (a) ONI, OrLeaf, the Company or any Subject Company, nor any of their respective officers, directors, employees or agents, or (b) the Company and the Subject Companies, any agent of ONI, OrLeaf, the Company or any Subject Company that will act in any capacity in connection with or benefit from the transactions contemplated by the Transaction Documents, is a Sanctioned Person; and

(vi)     assuming compliance with Applicable Law by JPM, no part of the transactions contemplated by the Transaction Documents will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.13     Environmental Matters. Except as listed on Schedule 3.13, (i) each Subject Company is, and during the past five (5) years has been, in material compliance with all Environmental Laws and permits issued thereunder, (ii) there are no locations or premises currently or previously owned, leased or used by a Subject Company where, during the period that it or an Affiliate of ONI has owned or operated the relevant Project, Hazardous Substances have been (1) shipped off-site by or for the Subject Company in material violation of Environmental Laws or that require remediation or clean up pursuant to Environmental Laws, or (2) Released in material violation of Environmental Laws, (iii) there has been no material Release of Hazardous Substances at any property currently or, to the Knowledge of any Subject Company, previously owned, leased or used by a Subject Company in connection with the relevant Project that is required or would reasonably be expected to be required to be remediated, abated or otherwise cleaned up pursuant to Environmental Laws, (iv) to ONI’s Knowledge, there are no past actions, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of any material claim against the Company or any Subject Company under any Environmental Laws, and (v) none of ONI, OrLeaf, the Company or the Subject Companies has received written notice from any Governmental Authority or any other Person of an actual or potential material violation of any Environmental Laws or obligation or liability for remediation or clean-up of Hazardous Substances required thereunder.

Section 3.14     Licenses and Permits. Schedule 3.14 lists all material Licenses and Permits necessary for the ownership, operation and maintenance of the Projects. Each of the Licenses and Permits set forth on Schedule 3.14 is in full force and effect and, except as shown on such schedule, is final and non-appealable. The Projects have been constructed in material compliance with all Licenses and Permits and are operating in material compliance with all Licenses and Permits. None of ONI, OrLeaf, the Company or the Subject Companies has received written notice from any Governmental Authority of an actual or potential violation or revocation of any Licenses and Permits that has not been resolved.

Section 3.15     Insurance. Schedule 3.15 lists all insurance maintained for each Project by or on behalf of the Company or a Subject Company, indicating the types of coverage, name of insurance carrier or underwriter, policy limits and expiration date of each policy. The insurance policies collectively provide full and adequate coverage for all normal risks incident to the properties, assets, management and operations of each Project and the Subject Companies, including without limitation all insurance required under the Material Contracts. Neither the Company nor any of the Subject Companies has had any insurance cancelled or refused by any carrier during the time such Subject Companies have been owned by ONI or its Affiliates. All of the insurance policies are in full force and effect, and neither the Company nor any of the Subject Companies is in default with respect to any obligations it may have under any of the insurance policies in any material respects and premiums with respect to such insurance policies have been paid. None of ONI, Ormat Guarantor, OrLeaf, the Company or the Subject Companies has taken any action that has rendered such insurance unenforceable. There are no unpaid claims on any insurance maintained for each Project.

Section 3.16     Real Property.

(a)     Neither the Company nor the Intermediate Company owns, holds, uses, occupies or leases any real property. All real property owned or leased by each Project Company or to which such Project Company has rights under easements, rights of way, or in which rights are held and the title insurance maintained by such Project Company with respect to all such property, is described on Schedule 3.16. The real property owned or leased, or in which rights are held, by each Project Company, described on Schedule 3.16, have been sufficient to enable each Project Company to conduct its operations as a geothermal power project prior to the Closing Date, including providing adequate ingress and egress and transmission capabilities from each Project and adequate sewer, water, gas and electricity for each Project and these property interests, to the extent applicable, are part of the insured estate in the Title Policies. None of ONI, OrLeaf, the Company or the Subject Companies has been informed in writing by the owner of any such real property that a Project Company is in breach of its obligations with respect to such property. All premiums with respect to the title insurance shown on Schedule 3.16 shall be paid on the Closing Date and, to the Knowledge of the Sellers, there are no circumstances that have rendered such title insurance unenforceable. All rents and royalty obligations under the applicable Material Contracts have been paid in full to the extent due. All utility services necessary for the operation and maintenance of each Project for its intended purpose, including electricity, are available at the boundaries of each Project and either reach such Project through adjoining public real property or, if they pass through adjoining private real property, do so in accordance with the applicable Material Contracts.

(b)     With respect to the real property of each Project site, each Project Company is in compliance in all material respects with all Applicable Law in effect as of the Closing Date pertaining to land use or zoning restrictions.

Section 3.17     Personal Property. The Company owns no personal property other than the membership interests in the Subject Companies. Schedule 3.17 lists all items of personal property having a replacement cost of at least five hundred thousand dollars ($500,000) owned by each of the Subject Companies. Except as shown on Schedule 3.18, each Subject Company has good and marketable title to its personal property as listed thereon. Each Subject Company owns, leases or has contractual rights to use all the equipment and facilities necessary for the operations of its respective Projects as of the date hereof. The tangible assets included in the Projects are in good condition, free and clear from all defects (patent or latent), taking into account their use and age, subject to normal wear and tear, and subject to continued maintenance, repair and replacement in the ordinary course of business.

Section 3.18     Liens. Except as listed on Schedule 3.18, all assets owned by the Company and by each of the Subject Companies are free and clear of all Liens, other than Permitted Liens.

Section 3.19     Material Contracts. Schedule 3.19 lists all Material Contracts to which the Company and each Subject Company is a party. Each Material Contract is in full force and effect, is a legal, valid and binding obligation of, and enforceable against the Company and the relevant Subject Company, as applicable, and to the Sellers' Knowledge, on the other parties thereto, except as enforceability may be limited by applicable bankruptcy and similar laws affecting the enforcement of creditors’ rights and general equitable principles. Neither the Company nor any Subject Company or, to the Knowledge of the Sellers, any other party to a Material Contract is in default under any Material Contract and no event has occurred which, with notice, lapse of time or action by a third party, would result in such a default under any Material Contract. No party to any of the Material Contracts has exercised any right of termination with respect thereto. True, correct and complete copies of all Material Contracts have been provided to JPM and no Material Contracts have been amended, assigned, terminated or otherwise modified except as disclosed in writing to JPM.

Section 3.20     Consents and Approvals. All material consents, waivers, authorizations, approvals and filings required to be obtained or made by each of the Sellers, the Ormat Guarantor, the Company or any Subject Company (including any third party consents) for the execution, delivery and performance of the Transaction Documents to which it is a party that are being executed at Closing have been obtained or made, have been delivered to JPM and are in full force and effect.

Section 3.21     Employee Matters. Neither the Company nor any Subject Company has any employees and neither the Company nor any Subject Company ever had any employees. Neither the Company nor any Subject Company has maintained, sponsored, administered or participated in any employee benefit plan or arrangement, including any employee benefit plan subject to ERISA.

Section 3.22     Affiliate Transactions. Except as listed on Schedule 3.22 and except for the Transaction Documents, there are no existing contracts between the Company or any Subject Company, on the one hand, and ONI, OrLeaf, or any other Affiliate of ONI, on the other hand. Neither the Company nor any of the Subject Companies has any outstanding debt to an Affiliate thereof (except that the Subject Companies (other than the DAC 2 Project Company) are guarantors of the Existing Indebtedness).

Section 3.23     QF Status. Each of the Projects has status as a qualifying small power production facility (a “QF”) within the meaning of the Public Utility Regulatory Policies Act of 1978, as amended (“PURPA”), and FERC’s rules and regulations promulgated thereunder, and each of the Projects has obtained and currently possesses qualifying facility status per the FERC’s regulations in 18 C.F.R. § 292.207. Each of the Projects is not currently subject to any pending inquiry, investigation, or challenge relating to its status as a QF. Each of the Projects uses geothermal resources as its primary energy source and each Project Company is exempt under 18 C.F.R. § 292.601 of the FERC’s regulations from the requirements of Section 203(a)(1)(A) of the FPA.

Section 3.24     Intellectual Property. The Company and each of the Subject Companies, through rights granted by ONI and its Affiliates or otherwise, possess all rights necessary to lawfully use all patents, trademarks, licenses, service marks, trade names, trade secrets, and other proprietary, contract or intellectual property rights that are necessary for the operation of the respective Projects and their respective businesses in the Ordinary Course of Business. To the Knowledge of ONI, the operation of the Projects and the businesses as conducted by the Company and each Subject Company does not infringe on any patent, trademark, license, service mark, trade name, trade secret, obligation of confidence or other proprietary, contract, intellectual property or other legally protectable right of any Person.

Section 3.25     Public Utility Holding Company. Neither ONI, OrLeaf, the Company nor any Subject Company is subject to or not exempt from regulation as a “holding company” or a “public utility company” within the meaning of the Public Utility Holding Company Act of 2005 as amended (“PUHCA”).

Section 3.26     Investment Company Act. Neither the Company nor any Subject Company is an “investment company” or company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. In making the preceding representation and warranty, the Sellers are not relying on an exemption under Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940.

Section 3.27     No Condemnation. No condemnation is pending or threatened in writing, that is material to the ownership or operation of the Projects.

Section 3.28     No Casualty. No unrepaired casualty exists with respect to any Project or any portion thereof.

Section 3.29     Brokers. Neither the Company nor any Subject Company has retained any broker, agent or finder or incurred any liability or obligation for any brokerage fees, commissions or finder fees with respect to this Agreement or any transactions contemplated under the Transaction Documents that are being executed at Closing.

Section 3.30     Background Materials. The Sellers collected, and with respect to documents prepared by the Sellers, prepared the Background Materials in good faith. Without limiting the effectiveness of any qualification contained in any other representation or warranty in this Article III, the Background Materials constitute all documents and written materials in the Sellers’ possession (and in the possession of the Company and the Subject Companies) containing material information (exclusive of documents that contain information duplicative of information contained or incorporated in any other Background Materials) relating to the Company, the Projects and the Subject Companies, and the Background Materials, when taken as a whole, do not contain any untrue statement of a material fact concerning the Company or the Projects or the Subject Companies and the transactions contemplated by this Agreement. Neither Seller has knowingly omitted any material fact from the Background Materials, which would be necessary to make the statements and information contained in the Background Materials, when taken in their entirety, not misleading. Notwithstanding anything in this Section 3.30, no representation or warranty is made with respect to any Background Materials that are in the nature of projections other than that (i) they were prepared in good faith and on the basis of assumptions that were considered reasonable by the Sellers at the time made, and (ii) to the extent prepared on or after September 30, 2016 (which the Sellers acknowledge includes the Base Case Model), the Sellers continue to consider to be reasonable in all material respects.

Section 3.31     No Other Representations. JPM has not made any representations or warranties, either express or implied, nor have the Sellers relied on any representations or warranties whatsoever, express, implied, at common law, statutory or otherwise, except for the representations and warranties of JPM expressly set out in this Agreement and, when executed and delivered, the Transaction Documents to which it is a party, and any certification or document delivered in connection with any of the foregoing.

Article IV
REPRESENTATIONS AND WARRANTIES OF JPM

JPM represents and warrants to the Sellers as of the Closing Date, as follows:

Section 4.1     Organization, Good Standing, Etc. JPM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof.

Section 4.2     Authority. JPM has the necessary power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby or thereby. All corporate actions or proceedings required to be taken by or on the part of JPM to authorize and permit the due execution and valid delivery by JPM of this Agreement and the instruments required to be duly executed and validly delivered by JPM pursuant hereto and thereto, the performance by JPM of its obligations hereunder and thereunder, and the consummation by JPM of the transactions contemplated herein and therein, have been duly and properly taken. This Agreement has been duly executed and validly delivered by JPM and constitutes the legal, valid and binding obligation of JPM, enforceable in all material respects against JPM in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3     No Conflicts. The execution and delivery by JPM of this Agreement and the other Transaction Documents to which JPM is a party do not, and the performance by JPM of JPM obligations hereunder and thereunder will not, (i) violate any Applicable Law, (ii) conflict with or cause a breach of any provision of its Organizational Documents, (iii) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, license, instrument, decree, judgment or other arrangement to which JPM is a party or under which it is bound or to which any of its assets are subject (or result in the imposition of a Lien upon any such assets) or (iv) except as otherwise described in Schedule 4.3, require any notice to, filing with, or authorization, consent or approval of, any Governmental Authority.

Section 4.4     Absence of Litigation. No pending or outstanding injunction, judgment, order, decree, ruling or charge is pending against JPM and, to the knowledge of JPM, JPM is not threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator that could affect its ability to complete the transactions contemplated in the Transaction Documents to which it is a party.

Section 4.5     Information and Due Diligence. Without limiting any rights and remedies available to JPM under this Agreement or at law, JPM acknowledges that it has had a reasonable opportunity to ask questions of and receive answers from the Sellers concerning ONI, the Class B Membership Interest, the Company and the Subject Companies, and has received or been given access to documents and information requested from the Sellers. JPM (i) acknowledges that investment in the Class B Membership Interest involves substantial risks, (ii) acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results developed by the Sellers and the Sellers' advisers and, therefore, represent an estimate of future results based on assumptions about certain events (many of which are beyond the control of ONI, OrLeaf, the Company and the Subject Companies), and (iii) understands that no assurances or representations can be given that the actual results of the operations of the Company and the Subject Companies will conform to the projected results for any period. JPM has not relied on the advice of ONI, OrLeaf or the Company or any of their respective legal, tax or financial advisers in making an investment in the Class B Membership Interests. Notwithstanding the foregoing, nothing contained in this Section 4.5 shall modify or negate any representations or warranties made by the Sellers herein or preclude reliance thereon by JPM.

Section 4.6     Information and Investment Intent. JPM is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act of 1933. JPM understands that the Class B Membership Interests have not been registered under the Securities Act in reliance on an exemption therefrom, and that the Class B Membership Interest must be held indefinitely unless the sale thereof is registered under the Securities Act or an exemption from registration is available thereunder, and that the Sellers are under no obligation to register the Class B Membership Interest. JPM is acquiring the Class B Membership Interest for its own account and not for the account of any other Person and not with a view to distribution to others.

Section 4.7     Security Interest. JPM has not pledged or otherwise encumbered any right, title or interest in or to the Class B Membership Interest.

Section 4.8     Public Utility Holding Company. JPM is not subject to regulation as a “holding company” or a “public utility company” within the meaning of PUHCA.

Section 4.9     No Other Seller Representations. The Sellers have not made any representations or warranties, either express or implied, nor has JPM relied on any representations or warranties whatsoever, express, implied, at common law, statutory or otherwise, except for the representations and warranties of the Sellers expressly set out in this Agreement and the representations or warranties of any of ONI, OrLeaf, the Company, the Subject Companies and the Ormat Guarantor expressly set out in, when executed and delivered, the Transaction Documents to which it is a party, and any certification or document delivered in connection with any of the foregoing.

Section 4.10     Tax Matters. JPM is (i) a “United States person” within the meaning of Section 7701(a)(30) of the Code; (ii) not a “tax-exempt entity” within the meaning of Section 168(h) of the Code; and (iii) an Unrelated Person.

Article V
TAX MATTERS

Section 5.1     Transfer Taxes. Any transfer, documentary, sales, use, real property transfer, recording, gains, registration and other similar taxes and fees (“Transfer Taxes”) incurred in connection with the transfer of the Class B Membership Interests to JPM pursuant to this Agreement shall be borne by OrLeaf, and OrLeaf, at its own expense, shall file or cause to be filed (to the extent required or permitted by Applicable Law) all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

Section 5.2     Pre-Closing Date Tax Return Preparation. OrLeaf will prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and the Subject Companies for all periods ending on or prior to the Effective Date (the “Pre-Closing Tax Period”) that are filed after such Effective Date and will timely pay or cause to be timely paid all Taxes shown to be due on such Tax Returns if the amount shown to be due is not included in the Base Case Model. All such Tax Returns shall be prepared in a manner consistent with past practice unless otherwise required by a change in Applicable Law. OrLeaf will permit JPM to review and comment on each such Tax Return described in the preceding sentence prior to filing and will consider in good faith any revisions to such Tax Returns as are reasonably requested by JPM.

Section 5.3     Tax Periods Beginning Before the Effective Date. OrLeaf shall pay and indemnify and hold harmless the Company, the Subject Companies, and JPM for any Taxes in respect of periods (or portions thereof) ending prior to the Closing Date to the extent that such items are not included in the Base Case Model. For purposes of this Section 5.3, all Taxes and Tax liabilities with respect to the income, property or operations of the Company and the Subject Companies that relate to any taxable period that includes (but does not end on) the Effective Date shall be apportioned between the portion of the Straddle Period ending on and including the Effective Date and the applicable Tax period thereafter as follows: (A) in the case of Taxes (other than income, sales and use and withholding and other transactional Taxes), on a per diem basis and (B) in the case of income, sales and use and withholding and other transactional Taxes, as determined from the books and records of the Company and the Subject Companies as though the taxable year of such entity terminated at the close of business on the Effective Date. For purposes of clause (B), (i) any credits relating to a taxable period that begins before and ends after the Effective Date will be taken into account as though the relevant Tax period ended on the Effective Date, and (ii) any item determined on an annual or periodic basis (including amortization and depreciation deductions and credits) shall be allocated to the portion of the Straddle Period ending on the Effective Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Company and the Subject Companies. For the avoidance of doubt, OrLeaf shall be responsible for all Taxes in respect of periods (or portions thereof) ending prior to the Closing Date not reflected in the Base Case Model unless incorrect due to a change in Applicable Law after the Closing Date. OrLeaf shall have the right to represent the Company and the Subject Companies with respect to any Tax claims or audits with respect to all Tax Return and Taxes that OrLeaf is required to file or pay pursuant to Section 5.2 and 5.3; provided, however, that with respect to any such Tax claims or audits, (i) OrLeaf shall keep JPM reasonably and timely informed with respect to the commencement, status and nature of any such Tax claim or audit, (ii) JPM shall have the right to participate in any such Tax claim or audit at the Company’s reasonable expense if such participation is reasonably necessary to protect JPM’s interests, and (iii) OrLeaf shall not settle any such Tax claims or audits, if such settlement could reasonably be expected to have an adverse effect on the Company, any Subject Company or JPM or subject any of the foregoing to Taxes for a period following the Effective Date, without the consent of JPM, which consent shall not be unreasonably withheld, conditioned or delayed; provided; however; nothing in this Section 5.3 is intended to supersede the tax contest provisions set forth in the Company LLC Agreement.

Section 5.4     Refunds and Tax Benefits; Amended Tax Returns. Any Tax refunds that are received by JPM, the Company or any Subject Company and any amounts credited against Tax to which JPM, the Company or any Subject Company become entitled, that relate to a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Effective Date as determined in accordance with the same principals provided for in Section 5.3) and that were paid prior to the Effective Date or paid by OrLeaf under Sections 5.2 or 5.3 will be for the account of OrLeaf, and the Company or the applicable Subject Company will pay over to OrLeaf any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto; provided, however, that the Company or any Subject Company, as applicable, shall be entitled to any refund of Property Taxes of the Company or such Subject Company due after the Effective Date and paid by the Company or such Subject Company (unless OrLeaf has otherwise indemnified JPM). Without limiting the generality of the foregoing, this Section 5.4 will apply to any sales Tax rebates and refunds, Property Tax exemption and credits or reductions in Property Taxes attributable to a retroactive reduction in assessment rate or assessment base. No amended Tax Return or action for Tax refund may be filed for any Tax Returns of the Company or any the Subject Company for a Pre-Closing Tax Period or Straddle Period without the advance written consent of OrLeaf, the Company or any applicable Subject Company.

Section 5.5     Cooperation on Tax Matters.

(a)     The Parties will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article V and any audit, litigation or other action with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (to the extent such books and records are within their possession) (A) to retain all books and records with respect to Tax matters pertinent to the Company and the Subject Companies relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by JPM, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing authority and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, OrLeaf will allow the other party to take possession of such books and records.

(b)     The Parties further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation with respect to the transactions contemplated by this Agreement).

Article VI
CERTAIN OTHER COVENANTS

Section 6.1     Confidentiality. The Confidentiality Agreement, dated March 12, 2015, between ONI and JPM (the “Confidentiality Agreement”) shall terminate at the Effective Time and, thereafter, the provisions of Section 13.12 of the Company LLC Agreement shall apply with respect to the confidentiality obligations of the Parties.

Section 6.2     Intellectual Property. Following the Effective Time and during the term of the Company LLC Agreement, the Sellers shall make available, or cause their Affiliates to make available, to the Company and each of the Subject Companies all rights necessary to lawfully use all patents, trademarks, licenses, service marks, trade names, trade secrets, and other proprietary, contract or intellectual property rights that are necessary for the operation of the respective Projects and their respective businesses in the Ordinary Course of Business, on terms and conditions no less favorable to the Company and the Subject Companies than those applicable prior to the Effective Time.

Section 6.3     Licenses and Permits; Material Contracts. Within thirty (30) Business Days after the Closing, OrLeaf shall deliver to JPM a compact disc containing copies of each License and Permit and each Material Contract required to be delivered on the Closing Date hereunder.

Article VII
INDEMNIFICATION

Section 7.1     Indemnification. OrLeaf agrees to indemnify, defend and hold harmless Class B Member Indemnified Parties from and against any and all Class B Member Indemnified Costs, pursuant to Article XI of the Company LLC Agreement.

Article VIII
GENERAL PROVISIONS

Section 8.1     Exhibits and Schedules; Headings. All Exhibits and Schedules attached hereto are incorporated herein by reference. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

Section 8.2     Disclosure Schedules. Any matter disclosed in any section of the Schedules shall be deemed disclosed for all purposes and all sections of the Schedules, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

Section 8.3     Amendment, Modification and Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties. Any failure of JPM or the Sellers to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

Section 8.4     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party.

Section 8.5     Survival. The representations, warranties, and indemnities in this Agreement shall survive in accordance with the express survival periods provided in the Company LLC Agreement.

Section 8.6     Expenses. ONI will be responsible for all the costs, fees and expenses in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, whether or not the Closing occurs (collectively, the “Transaction Expenses”). No Party shall be responsible for any commission, broker’s fee, finder’s fee or similar fee or expense of any other Party.

Section 8.7     Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each Party and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.8     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile (confirmed receipt), or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          If to ONI, to:

Ormat Nevada Inc.
6225 Neil Road
Reno, Nevada 89511
Attention:       CFO
Telephone:     (775) 356-9029
Facsimile:      (775) 356-9039

With a copy to:

Chadbourne & Parke LLP
1200 New Hampshire Avenue, NW
Washington, DC 20036
Attention:      Noam Ayali
Telephone:    (202) 974-5600
Facsimile:      (202) 974-5602

(b)	If to OrLeaf:

OrLeaf LLC

c/o Ormat Nevada Inc.
6225 Neil Road
Reno, Nevada 89511
Attention:       CFO
Telephone:     (775) 356-9029
Facsimile:      (775) 356-9039

With a copy to:

Chadbourne & Parke LLP
1200 New Hampshire Avenue, NW
Washington, DC 20036
Attention:       Noam Ayali
Telephone:     (202) 974-5600
Facsimile:      (202) 974-5602

(c)          If to JPM, to:

JPM Capital Corporation
Mail Code ILl-0502
10 South Dearborn, 12th Floor
Chicago, Illinois 60603-2300
Attention:      Anand Dandapani
Telephone:    (312) 732-3119
Facsimile:      (312) 336-3550

All notices and other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of confirmed receipt, if faxed (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), (iii) 3 Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) 1 Business Day after the date of sending, if sent by a nationally recognized overnight courier; provided, that a notice given in accordance with this Section 8.8 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed given on the next Business Day in that place.

Section 8.9     Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 8.10     Entire Agreement. This Agreement (together with the other Transaction Documents executed as of the date hereof) constitutes the entire agreement of the Parties and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 8.11     Governing Law; Choice of Forum; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY TO THIS AGREEMENT). THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION 8.11, AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, SHALL HAVE IN PERSONAM JURISDICTION OVER EACH OF THEM FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING. EACH PARTY HEREBY AUTHORIZES AND ACCEPTS SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION 8.11 BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN SECTION 8.8. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

Section 8.12     Attorneys’ Fees. If suit or action is filed by any Party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement or the transactions contemplated hereby, the prevailing Party shall be entitled to recover reasonable attorneys’ fees related thereto (as the prevailing Party and the amount of recoverable attorney’s fees are determined by a court of competent jurisdiction in a final non-appealable order).

Section 8.13     Public Announcements. Except for statements made or press releases issued (i) pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, (ii) pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc., or (iii) as otherwise required by law, neither the Sellers nor JPM shall issue, or permit any of their respective Affiliates to issue, any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party. The Sellers and JPM will have the right to review in advance all information relating to the transactions contemplated by the Transaction Documents executed as of the date hereof that appear in any filing made in connection with the transactions contemplated hereby or thereby.

Section 8.14     Further Assurances. Upon the reasonable request of a Party or Parties hereto at any time after the Closing Date, the other Party or Parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or Parties or its or their counsel may reasonably request in order to effectuate the purposes of this Agreement.

Section 8.15     Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may only be assigned to the same extent (and only by and to the same Persons) that membership interests in the Company are assignable pursuant to the terms of the Company LLC Agreement. Any attempted assignment of this Agreement other than in strict accordance with this Section and the terms of the Company LLC Agreement shall be null and void and of no force or effect.

Section 8.16     Relationship of Parties; No Strict Construction. This Agreement does not constitute a joint venture, association or partnership between the Parties. No express or implied term, provision or condition of this Agreement shall create, or shall be deemed to create, an agency, joint venture, partnership or any fiduciary relationship between the Parties. The Transaction Documents are the result of negotiations among, and have been reviewed by JPM, the Sellers and the Company, and their respective counsel. Accordingly, the Transaction Documents shall be deemed to be the product of all of the Parties, and no ambiguity shall be construed in favor of or against JPM or the Sellers.

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IN WITNESS WHEREOF, each Party hereto has caused this Equity Contribution Agreement to be signed on its behalf as of the date first written above.

ORMAT NEVADA INC.

By: /s/ Connie Stechman
Name: Connie Stechman
Title: Secretary

OrLeaf, LLC

By: Ormat Nevada Inc., as its managing member

By: /s/ Connie Stechman
Name: Connie Stechman
Title: Secretary

[SIGNATURE PAGE TO EQUITY CONTRIBUTION AGREEMENT]

IN WITNESS WHEREOF, each Party hereto has caused this Equity Contribution Agreement to be signed on its behalf as of the date first written above.

JPM CAPITAL CORPORATION

By: /s/ Anand Dandapani
Name: Anand Dandapani
Title: Executive Director

[SIGNATURE PAGE TO EQUITY CONTRIBUTION AGREEMENT]